Exhibit 99.1

BBCN Bancorp Announces Management and Board Appointments

LOS ANGELES--(BUSINESS WIRE)--March 7, 2013--BBCN Bancorp, Inc. (NASDAQ: BBCN) (the “Company”), the holding company of BBCN Bank (the “Bank”), today announced the following management and board appointments:

  Kevin S. Kim, 55, Chairman of the Company and Bank Boards of Directors, has been appointed to the additional positions of President and Chief Executive Officer of BBCN Bancorp, effective immediately;
  Scott Yoon-Suk Whang, 67, has been named Lead Independent Director of BBCN Bancorp, effective immediately, in addition to his current title as Vice Chairman of the Company and Bank Boards; and
  Deputy Chief Financial Officer Douglas J. Goddard, 60, will succeed Philip E. Guldeman, 68, as Chief Financial Officer of the Company and the Bank, effective March 31, 2013.

As President and Chief Executive Officer of BBCN Bancorp, Mr. Kim assumes responsibility for leading the Company’s efforts related to strategic planning, mergers and acquisitions, business line and revenue diversification, capital management strategy and oversight of the Bank. The Board is in the process of finalizing its selection of the Bank-level President and Chief Executive Officer, who will be responsible for the continued successful operations of the day-to-day business of the Bank, risk management, organic growth, integration of acquired entities, and recruitment and development of talent.

“I am excited at the opportunity to lead BBCN into its next phase of growth,” said Mr. Kim. “The separation of the holding company and bank-level CEO responsibilities is designed to enable management to focus on their respective areas of strength, lower the Company’s risk profile and improve its revenue stream. The Board believes this new structure better positions BBCN for continued growth and evolution into a larger and more diversified financial services company, and will ultimately lead to an enhanced offering for our customers and greater returns for our shareholders.”

Mr. Kim was named Chairman of BBCN Bancorp in May 2012 and has served as a director of BBCN Bancorp and Chairman of BBCN Bank since December 2011, upon the merger of Center Financial Corporation with Nara Bancorp, Inc. and Nara Bank with Center Bank. Formerly a director of Center Financial and Center Bank from 2008 until the merger of equals, Mr. Kim was the lead negotiator from Center resulting in the creation of BBCN. A Certified Public Accountant and attorney, Mr. Kim has been practicing law for 18 years, with a focus in corporate and business transactions, business acquisitions, tax planning, and real estate transactions. He began his professional career as an auditor working at two of the largest public accounting firms for approximately 10 years and received his B.A. degree with a major in English and a minor in international trade from Hankuk University of Foreign Studies in Seoul, Korea. Mr. Kim continued his studies in the United States, earning an M.B.A. degree from the Anderson School of Management, the University of California, Los Angeles, and a J.D. from Loyola Law School in California.

Mr. Whang was named Vice Chairman of BBCN Bancorp in May 2012 and has served as Vice Chairman of BBCN Bank since December 2011. Originally a director of the former Nara Bancorp and Nara Bank since 2007, Mr. Whang was the lead negotiator from Nara resulting in the creation of BBCN. A recognized entrepreneur, he has successfully established three companies over the past 20 years, including Codra Enterprises, Avalanche Publishing, Inc., and Orange Circle Studios. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Previously, Mr. Whang held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position as President of the Western Division of Daewoo International (America) in 1985. Mr. Whang graduated from the College of Business Administration at Seoul National University with a B.A. degree in international economics.

As Executive Vice President and Deputy Chief Financial Officer of BBCN since December 2011, Mr. Goddard has been responsible for the integration of the financial functions of the Company and heading BBCN’s strategic acquisition strategies. With more than 25 years of experience with financial institutions, he joined Center Financial in June 2010 as Interim Chief Financial Officer. From 1997 through 2009, Mr. Goddard was Executive Vice President and Chief Financial Officer of the former First Federal Bank of California. He began his professional career as an auditor in 1974 at KPMG LLP. A Certified Public Accountant, Mr. Goddard earned his B.A. degree in economics and accounting from Claremont McKenna College, where he graduated cum laude with departmental honors.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean-American bank in the nation with $5.6 billion in assets as of December 31, 2012. The acquisition of Seattle-based Pacific International Bancorp, Inc. on February 15, 2013 increased the company’s total assets to $5.8 billion. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small- and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CONTACT:
BBCN Bancorp, Inc.
Investors and Financial Media:
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com